COLUMBUS ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NEW YORK, May 25, 2007-- COLUMBUS ACQUISITION CORP. (AMEX: BUS.U) (the “Company”) announced that it has completed its initial public offering (the “IPO”) of 12,500,000 units as well as the concurrent sale of an additional 1,875,000 units in connection with the exercise by the representative of the underwriters for the Company's IPO of its over-allotment option to purchase an additional 1,875,000 units, for a total sale by the Company in the IPO of 14,375,000 units. Each unit consists of one share of the Company’s common stock and one warrant to purchase one additional share of common stock. The units were sold at an offering price of $8.00 per unit.

Simultaneously with the consummation of the IPO, the Company completed a private placement to Columbus Acquisition Holdings LLC, an entity controlled by the Company's Chairman and Chief Executive Officer, of 3,650,000 warrants at a purchase price of $1.00 per warrant. The warrants sold in the private placement were identical to the warrants included in the units sold in the IPO, except that if the Company calls the warrants for redemption, the warrants sold in the private placement will be exercisable on a cashless basis so long as they are held by Columbus Acquisition Holdings LLC. The IPO, including the exercise of the over-allotment option and the private placement of warrants, generated aggregate gross proceeds of $118,650,000. Of this amount, $113,400,000 is being held in trust, including $3,450,000 of deferred underwriting discounts. Audited financial statements as of May 23, 2007 reflecting receipt of the proceeds upon consummation of the IPO, the exercise of the over-allotment option and the private placement of warrants have been issued by the Company and are included as Exhibit 99.1 to the Company’s Current Report on Form 8-K

Lazard Capital Markets LLC acted as representative of the underwriters in the IPO.

The Company intends to use the net proceeds from the IPO to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business, as described in the Company's prospectus.

In addition, the Company announced that, commencing on May 30, 2007, the holders of the Company's units may voluntarily elect to separately trade the common stock and warrants included in the Company's units. Those units not separated will continue to trade on the American Stock Exchange under the symbol BUS.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols BUS and BUS.WS, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting: Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10020, Attn: Syndicate Department, 60th Floor.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.